Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-125770, 333-106246, 333-68134 and 333-65556 on Form S-8 of our reports dated February 26, 2007 (which report on the consolidated financial statements expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s change as of January 1, 2006, in its method of accounting for employee stock-based compensation), relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 26, 2007